JustHuynh

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Introduction

JustHuynh is a social fitness platform that helps people just win by training together in achieving their fitness goals. People can workout with others nearby for needed accountability and motivation to stay healthy and happy.

Founder and CEO personally went thru college freshman 15 and corporate desk job weight gains without prioritizing health until his doctor diagnosed him as obese. From then on, the Founder has prioritized exercise and nutrition to thrive at life personally, professionally, academically, and athletically.

Founder noticed that many gym goers were just showing up “checking the box” then quitting their New Year resolution as quick as one month. Speaking with quitters and the unmotivated revealed that they are all looking for training partners who they can share their fitness journey with.

Currently, there are Meetups or Running Groups that help people initially start. However, it's easy for people to start but hard to develop a habit of exercise thus people quit. JustHuynh’s initial app release allows people to confidently match and chat with compatible partners nearby so they can count on someone to train together at a specified time, place, and activity.

Consumer applications are hard and no right Founding team has been strong enough to connect with the over 400 million people worldwide affected with diabetes that are looking for a social fitness application. As a fitness entrepreneur and martial artist, Founder Francis Huynh has a strong founding team of developers, marketers, early adopters, and influencers ready to raise awareness of our social fitness platform.

The Market

As a social fitness platform, the monetization opportunities are tremendous with strong network effect thru advertisements, premium subscription features, and revenue sharing with gyms/personal trainers. With people comfortable in sharing (i.e. Uber and AirBnB), JustHuynh is coming at the perfect time for people to share their time with others for accountability and motivation in achieving their fitness goals. The more engaged the users, the bigger the business opportunity.

The larger societal trend is that many people are starting to prioritize health as social media influencers, sports stars, and fitness brands are stressing that anyone can exercise - you don’t have to be an Olympian or Professional Athlete.

In the United States, the market for college students attending a 1500+ enrollment university is 15 million and there are 55 million people with gym memberships - thus TAM is 70 million. 80% of gym members don't use their memberships so the serviceable market is at least 56 million in the United States.

JustHuynh will differentiate thru gamification and community support that helps people follow thru with their fitness goals instead of just showing up once and then quitting the moment they feel unmotivated.

Q & A

How do you plan to find a fit between your product and market?

We are excited to have at least 5 gyms in Boston area as early adopters - each with about 4,000 members. We'll be able to find product-market fit thru user feedback as app is rolled out in the Boston community and beyond.

How are you measuring progress?

Metrics we'll pay attention to are matches, average session time, sessions per day, and screen usage. Progress are measured using analytics on the backend of data.

What have you learned?

Our team has validated people's pain of difficulty finding workout partners who can hold each other accountable and motivated by being accepted into StartupGrind and Collision startup programs. Users in Silicon, New Orleans, and people from all the world are ready to start achieving their fitness goals more effectively thru our platform. In addition, Francis has pitched in Boston at E-Net, Boston TechBreakfast, and Boston New Technologists demo day events where users again expressed excitement that a solution to their problem is available.

How do you plan to beat the competition in the short-term? In the long-term?

In the short-term, we plan to beat the competition by delivering exceptional experience to early adopter gyms and universities for viral effect to take place. In addition, Founder is connected with social influencers in NBA athletes and Olympians who will be amazing ambassadors of social fitness.

In the long-term, with sufficient funding and generated revenue, we will market thru advertisements to build strong network effects globally.

How are you promoting the company?

Boston TechBreakfast: https://youtu.be/XgF_4aIrNxI

Boston New Technologies: https://youtu.be/CkrHCJHYjV0


JustHuynh

NBA All-star Tobias Harris will be working with Francis, promoting JustHuynh.

Have you had any well-known customers?

Early adopters are YMCA as we both share social mission of diabetes prevention.

What sort of case studies do you have?

- WHO citing 400 million people with diabetes who can improve health thru nutrition and exercise. http://www.who.int/mediacentre/factsheets/fs312/en/
- John Ratey "Spark": fitness leads to sharper mind

What other details are important about the quality of your product?

- Matching algorithm will continually be improved to recommend most compatible partners based on preferred workout location and partner demographics
- UI/UX provide navigation ease

What's your roadmap (without any promises)?

- Initial MVP has matching and chatting capabilities for people to connect with workout partners. The remaining roadmap will leverage gamification and community support to ensure people follow thru on their fitness goals

Who are your most well-known advisors?

- Bruce Lynskey: entrepreneur in diabetic fitness space
- Dawn Iacobucci: Vanderbilt Owen marketing professor with experience in social networks and growth marketing
- Germain Boer: Vanderbilt Owen entrepreneurship professor with experience in health and fitness - a benefit of Nashville
- Robert Raymond: industry leading fitness business coach. Background in athletic performance and holistic health. Founder and President of Achieve Fitness

Business Model

JustHuynh is focusing primarily on growth, but anticipates the business model for monetization will include:

- Revenue share (new members and repeat customers) with gyms and personal trainers
- Premium subscription
- Advertisements

Volume pricing is available for Enterprise clients.

Team

Our team came together as Founder identified developers with experience in social matching applications with particular passion for fitness and rest of team with experience in their roles with a passion for fitness as well. The founding team consists of the Founder, developers, social media marketers, and business development who will be positioned to lead company to success.

In the past month after going thru 1,000 AngelList inbound applicants for volunteer positions. The team size is 13 - composed of the Founder, contract developers, and volunteer teammates in development, marketing, and business development. The Founder is only full-time teammate.

The team is skilled in mobile application development, social media and content marketing, sales operation, analytics, and leadership. We are looking for more experienced developers, marketers, and business development.

Founder and 3 developers have known each other since February 2017. The rest of the team has joined since June 2017. This is the first time everyone has worked together in remote team spanning global timezones.



Francis Huynh Founder & CEO

I'm a 1st generation college-graduate born and raised in Maine from parents who came over after Vietnam War as boat people after serving time in re-education camp. In 2016 after marrying the love of my life and completing MBA education from the fittest/brightest university in the world (Vanderbilt), I turned down lucrative career opportunities to pursue my passion for global health as there are over 400 million people worldwide with diabetes. Obesity is personal, as I went thru the college freshman 15 and corporate desk job weight gains. My life changed when my doctor diagnosed me as obese. From that moment, I started prioritizing my exercise and nutrition - realizing that fitness provides benefits of benefits that allow anyone to thrive instead of just surviving at life. Healthier and happier, I was able to meet and marry the love of my life, completed MBA from Vanderbilt, gained experienced from some of the most respected organizations, and now excited to work with strong founding team of 20+ volunteer fitness passionate superstars in launching a social fitness platform that will connect people with others nearby to just win at achieving their fitness goals by training together for the needed accountability and motivation. My goal in life is to help as many people in the world live healthier and happier. Let's Go!



Vikas Nayyar Lead iOS Developer

Vikas has experience with fitness and health applications and passionate about social fitness.



Nancy Thakkar Lead Android Developer

Nancy's number 1 passion is mobile application development. She is excited to team up in helping people achieve their fitness goals with amazing user experience.



Ishaani Goyal Social Media and Content Marketing

Ishaani attends one of the top entrepreneurship schools in the country - a Babson 2019 student. With a strong understanding of the college and gym market demographics, Ishaani will grow Instagram, Facebook, and Snapchat. Helpful content will be communicated via Blog and Vlog (YouTube).



Xiao Liang UI/UX

Xiao graduated from Indiana University in 2017 in human computer interaction and health informatics. She has deep experience with health previously working on heart rate bracelet for the elderly. At GOAL, Xiao drove the UI/UX to optimize people's behavioral change for improved exercise and nutrition. Xiao personally works out 5x/week.



Donald Sarra Product Management

Donald attends Boston University class of 2018 majoring in math and economics. He has data analytics experience and connected with early adopter communities of gyms, universities, companies, and athletic brands to help position JustHuynh to solve their problems.



Eric Chen Human Resources

Eric graduated from University of Washington in 2017 in finance and human resources. He has experience in HR analytics and will help recruit college marketing and sales ambassadors as well as cultivate high-performing and satisfied internal team.

Be a part of JustHuynh

This is an offering of Common Stock, under registration exemption 4(a)(6), in JustHuynh Inc.. This offering must raise at least $10,000 by December 4, 2017 at 4:00pm ET. If this offering doesn't reach its *target*, then your money will be refunded. JustHuynh may issue additional securities to raise up to $107,000, the offering's *maximum*.

$0 raised

$10,000 target $107,000 maximum

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

8,356,666 shares × $0.30 per share
= $2,507,000 implied valuation

Pitch Deck


JustHuynh™
Just Win by Training Together
JustHuynh®


PROBLEM
Founder (Francis Huynh) quit on fitness goals having experienced life-threatening college "Freshman 15" and desk job weight gains. Dedicating life to provide people needed accountability and motivation to achieve their fitness goals.
Motivation
80%
of adults don't meet healthy activity guidelines (World Health Organization)
Shyness
60%
of current gym-goers dread the influx of January New Year Resolution newcomers[1]
Accountability
60%
quit on their fitness goals after 2 months (Statista)
JustHuynh®

RELEVANCE

Worldwide: In 2016, 400 million+ people have diabetes[3]


DIABETES
DIABETES IS ON THE RISE
422 MILLION
adults have diabetes
3.7 MILLION
deaths due to diabetes and high blood glucose
1.5 MILLION
deaths caused by diabetes

JustHuynh®



SOLUTION

Connect people nearby to train together for needed accountability and motivation to just win at achieving their fitness goals.

Match & Chat (Confidence)

Match with compatible partner beforehand based on age, gender, time, activity, location, and goal.

Schedule & Track (Accountability)

Sharing fitness goal with others is a joint social contract that makes quitting difficult.

Gamification (Motivation)

Community support thru leaderboards, awards, and challenges strengthen drive and commitment.

JustHuynh®

PRODUCT

MVP (Match & Chat): Just Win By Training Together


Let's Build Your Profile!
francishuynh
Francis huynh
love to exercise 4:44am!
Continue
JustHuynh
DISCOVER
MATCHES
Magic Marty
Male
Hello world!
Profile
francishuynh
Bio
love 4:44am workouts!
Activities

MARKET SIZE

Target market: People with goals to be healthy. Per World Health Organization, people age 18-64 should exercise 150 minutes a week.

United States Opportunity (70 million)



Colleges (15 million)

Initially help students enrolled in college with a 1500+ student enrollment.



Gyms (55 million)[2]

Help the 80% of people who don't use their gym membership and motivate the remaining 20% to stay committed.

JustHuynh®

COMPETITION

JustHuynh incorporates gamification and community support to provide people needed accountability and motivation to achieve fitness goals.


Motivation
JustHuynh
Dating-focused
Fitness-focused
MeetMeOutside
WEIGHTS N' DATES
Pillar Fitness
Buddy
No Motivation

JustHuynh®

BUSINESS MODEL



Gym Membership

- Revenue share for new and retained members


PERSONAL TRAINER

Personal Trainer Clientele

- Revenue share for access to clients in community

Premium Subscription

- Freemium app with premium paid features



Advertisements

- Tailored native advertisements for user activity

JustHuynh®


TRACTION
500
Sign-ups
Fall
Android & iOS Launch in U.S.
Ambassadors
Recruited 20+ college and fitness volunteers
Gyms
Partnered with YMCA, Planet Fitness, NBA & more
Startup Grind 2017 Global Program
Selected as Top 100 out of 6,000 Global Startups
COLLISION
Selected to Y2017 Alpha Startup Program
JustHuynh®


"HUYNH'ING" TEAM
Passionate about fitness and mission excellence
Francis Huynh
Founder & CEO
Martial Artist, Tech MBA
Ishaani Goyal
Social Media & Branding
Social Media and Content
Xiao Liang
User Experience
Health and Fitness
Vikas Nayyar
Development Lead
Health and Fitness
Advisors
Bruce Lynskey
Fitness Guru
Diabetic Fitness
Dawn Iacobucci
Growth Marketing
Social Networks
JustHuynh®


FUNDING STATUS
Team is committed to make positive impact on people's health. In next 12 months, focused on user adoption and fitness partnerships
Bootstrap: Founder is a recently married MBA who passed on corporate careers to pursue fitness passion in helping people achieve their fitness goals
Raising $1.08mn
Use of funds: Recruit full-time team. 12 month runway * $15,000 monthly expense per teammate * 6 teammates (CEO, CTO, Gym Sales Lead, College Marketing Lead, 2 Developers)
Why Now: High growth potential from community network effect. Funds used to accelerate product and partnership excellence. Exit opportunities via acquisition or IPO
JustHuynh®


FOLLOW ME
@franciskhuynh
www.justhuynh.com
JustHuynh®


SOURCES
1: https://www.creditdonkey.com/gym-membership-statistics.html
2: https://www.statista.com/topics/1141/health-and-fitness-clubs/
3: http://www.who.int/mediacentre/factsheets/fs312/en/
JustHuynh®

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Financials

We believe we can make the company significantly more valuable if we raise $107,000 — the maximum amount for this offering. With the Founder, as a recently married MBA, using sweat equity and personal savings to pay for development and marketing since October 2016, the company is in jeopardy of closure if the Founder is unable to make a salary. The Founder is best positioned as the visionary leader who we believe can lead an amazing team to deliver great results for customers and investors with social fitness platform. If JustHuynh were to fold due to Founder continuing to not make salary, there is high probability that we could find anyone else with the passion needed to carry out the mission of JustHuynh to help people train together in achieving their fitness goals. In addition to a salary for the Founder, the company plans to hire a Chief Technology Officer who can be an in-house expert and lead the development effort. The remaining proceeds will be used on development costs (developers, hosting, services), marketing, and business development. We believe raising $107,000 will help round out the founding team and we may potentially seek another raise to total $300,000 to provide the team a 12-month runway to grow the user base for a greater valuation in the next funding round, having proven product-market fit.

- Income statement
- Balance sheet
- Cash flow statement
- Change in equity statement
- Executive certification

Recap

With over 400 million people worldwide with diabetes, huge demand for workout partners who can provide accountability and motivation.

Strong founding team who can deliver exceptional user experience and value for investors thru monetization.

Comfort of sharing economy (i.e. Uber, AirBnB) and heightened prioritization for health makes social fitness the perfect time in helping people comfortable share their time with others to just win by training together in achieving their fitness goals.

JustHuynh's SEC filings

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

- Latest offering statement

Ask JustHuynh a question

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Understand the risks

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.